The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.

                        THE SERIES 2007-PA2 CERTIFICATES

                              Initial        Pass-
   Class or                  Principal      Through
  Component                 Balance(1)       Rate                 Principal Types
------------------------   -------------    -------     ----------------------------------------------
Offered Certificates
Class I-A-1(2)             $ 487,833,000      6.000%    Super Senior, Pass-Through, Exchangeable REMIC
Class I-A-2(2)             $ 411,745,000      6.000%    Super Senior, Sequential Pay, Exchangeable
Class I-A-3(2)             $  27,305,000      6.000%    Super Senior, Sequential Pay, Exchangeable
Class I-A-4(2)             $  48,783,000      6.000%    Super Senior, Lockout, Exchangeable
Class I-A-5                $  24,328,000      6.000%    Super Senior Support, Pass-Through
Class I-A-IO                          (3)        (4)    Senior, Notional Amount
Class II-A-1               $ 314,442,000         (5)    Senior, Pass-Through
Class II-A-2                          (3)        (5)    Senior, Notional Amount
Class II-A-IO                         (3)        (4)    Senior, Notional Amount
Class II-A-R               $         100      6.500%    Senior, Sequential Pay
Class III-A-1              $ 111,105,000         (5)    Senior, Pass-Through
Class III-A-2                         (3)        (5)    Senior, Notional Amount
Class III-A-IO                        (3)        (4)    Senior, Notional Amount
Class IV-A-1               $   5,335,000      6.000%    Senior, Pass-Through
Class IV-A-IO                         (3)        (4)    Senior, Notional Amount
Class V-A-1                $  24,338,000      5.500%    Senior, Pass-Through
Class V-A-IO                          (3)        (4)    Senior, Notional Amount
Class A-PO                            (6)     0.000%    Senior, Component
Class B-1                  $  22,596,000         (7)    Subordinated
Class B-2                  $   8,730,000         (7)    Subordinated
Class B-3                  $   6,676,000         (7)    Subordinated
Components
Class I-A-PO               $   3,251,464      0.000%    Ratio Strip
Class II-A-PO              $   6,278,408      0.000%    Ratio Strip
Class III-A-PO             $   1,301,337      0.000%    Ratio Strip
Class IV-A-PO              $      41,431      0.000%    Ratio Strip
Class V-A-PO               $      44,119      0.000%    Ratio Strip
Non-Offered Certificates
Class B-4                  $   4,109,000         (7)    Subordinated
Class B-5                  $   3,594,000         (7)    Subordinated
Class B-6                  $   3,081,711         (7)    Subordinated


   Class or
  Component                      Interest Types                     CUSIP
------------------------   ------------------------------------   ----------
Offered Certificates
Class I-A-1(2)             Fixed Rate                             94985F AA6
Class I-A-2(2)             Fixed Rate                             94985F AB4
Class I-A-3(2)             Fixed Rate                             94985F AC2
Class I-A-4(2)             Fixed Rate                             94985F AD0
Class I-A-5                Fixed Rate                             94985F AE8
Class I-A-IO               Variable Rate, Interest Only           94985F AF5
Class II-A-1               Floating Rate                          94985F AG3
Class II-A-2               Inverse Floating Rate, Interest Only   94985F AH1
Class II-A-IO              Variable Rate, Interest Only           94985F AJ7
Class II-A-R               Fixed Rate                             94985F AK4
Class III-A-1              Floating Rate                          94985F AL2
Class III-A-2              Inverse Floating Rate, Interest Only   94985F AM0
Class III-A-IO             Variable Rate, Interest Only           94985F AN8
Class IV-A-1               Fixed Rate                             94985F AP3
Class IV-A-IO              Variable Rate, Interest Only           94985F AQ1
Class V-A-1                Fixed Rate                             94985F AR9
Class V-A-IO               Variable Rate, Interest Only           94985F AS7
Class A-PO                 Principal Only                         94985F AT5
Class B-1                  Variable Rate                          94985F AU2
Class B-2                  Variable Rate                          94985F AV0
Class B-3                  Variable Rate                          94985F AW8
Components
Class I-A-PO               Principal Only                            N/A
Class II-A-PO              Principal Only                            N/A
Class III-A-PO             Principal Only                            N/A
Class IV-A-PO              Principal Only                            N/A
Class V-A-PO               Principal Only                            N/A
Non-Offered Certificates
Class B-4                  Variable Rate                          94985F AX6
Class B-5                  Variable Rate                          94985F AY4
Class B-6                  Variable Rate                          94985F AZ1

----------
(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC certificates represents the initial principal balance of such class prior to any exchange. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.
(2) Each of these classes is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.
(3) The Class I-A-IO, Class II-A-2, Class II-A-IO, Class III-A-2, Class III-A-IO, Class IV-A-IO and Class V-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $277,030,463, $314,442,000, $58,634,705, $111,105,000, $67,482,993, $3,624,286 and $22,876,555,
     respectively.
(4) The pass-through rate with respect to each distribution date and the Class I-A-IO, Class II-A-IO, Class III-A-IO, Class IV-A-IO and Class V-A-IO Certificates will be the per annum rate equal to the excess of (i) the weighted average of the net mortgage interest rates of the premium mortgage loans in the related loan group (based on the scheduled principal balances of such premium mortgage loans on the first day of the month preceding the month of such distribution date or, in the case of the first distribution date, based on the unpaid principal balances of the premium mortgage loans in the related loan group as of the cut-off date) over (ii) 6.000%, 6.500%, 7.000%, 6.000% and 5.500%, respectively. For the initial distribution date in June 2007, this rate is expected to be approximately 0.148%, 0.115%, 0.532%, 0.277% and 0.519% per annum, respectively.
(5) The following table describes the methodology for determining the pass-through rate for each class of floating rate and inverse floating rate certificates.

                         Initial        Pass-        Minimum    Maximum
                          Pass-        Through        Pass-      Pass-
                         Through         Rate        Through    Through
         Class            Rate         Formula        Rate       Rate
         -------------   -------    --------------   -------    -------
         Class II-A-1*     5.750%   LIBOR + 0.430%    0.430%     6.500%
         Class II-A-2      0.750%   6.070% - LIBOR    0.000%     6.070%
         Class III-A-1     5.670%   LIBOR + 0.350%    0.350%     7.000%
         Class III-A-2     1.330%   6.650% - LIBOR    0.000%     6.650%

     *In addition, under certain circumstances, the Class II-A-1 Certificates are entitled to amounts received under a yield maintenance agreement.
(6) The Class A-PO Certificates will be deemed for purposes of the distribution of principal to consist of five components as described in the table. The components are not severable.
(7) The Class B Certificates will accrue interest each month at a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of 6.000% for the first loan group, 6.500% for the second loan group, 7.000% for the third loan group, 6.000% for the fourth loan group and 5.500% for the fifth loan group. For the initial distribution date in June 2007, this rate is expected to be approximately 6.266% per annum.

      Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      The allocation of the Class A Non-PO Principal Distribution Amount to the Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

      Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, concurrently, to the Class I-A-1 and Class I-A-5 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, sequentially, as follows:

      first, to the Class II-A-R Certificates; and

      second, to the Class II-A-1 Certificates.

      Group III-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Distribution Amount for the Group III-A Certificates will be distributed in reduction of the Principal Balance of the Class III-A-1 Certificates.

      Group IV-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Distribution Amount for the Group IV-A Certificates will be distributed in reduction of the Principal Balance of the Class IV-A-1 Certificates.

      Group V-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Distribution Amount for the Group V-A Certificates will be distributed in reduction of the Principal Balance of the Class V-A-1 Certificates.

      Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

      In the event that all or a portion of the Exchangeable REMIC Certificates is exchanged for a proportionate portion of the Exchangeable Combination, such Exchangeable Combination will receive its proportionate share of the principal distributions otherwise payable to the Exchangeable REMIC Certificates. Such amount will then be distributed to the individual Classes of Exchangeable Certificates included in such Exchangeable Combination in the order of priority assigned to such Classes as set forth below.

      Exchangeable Combination 1

      On each Distribution Date the amount distributable to Exchangeable Combination 1 (as set forth on Schedule I) will be distributed, sequentially, as follows:

      first, to the Class I-A-4 Certificates, up to the Priority Amount for such Distribution Date; and

      second, sequentially, to the Class I-A-2, Class I-A-3 and Class I-A-4 Certificates.

      The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the portion of the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates available to be distributed on the Class I-A-1 Certificates on such Distribution Date.

      The "Priority Percentage" on any Distribution Date means the Maximum Principal Balance of the Class I-A-4 Certificates divided by the sum of the Maximum Principal Balances of the Class I-A-2, Class I-A-3 and Class I-A-4 Certificates.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                    Prepayment
                                       Shift
Distribution Date Occurring In      Percentage
------------------------------      ----------
June 2007 through May 2012              0%
June 2012 through May 2013             30%
June 2013 through May 2014             40%
June 2014 through May 2015             60%
June 2015 through May 2016             80%
June 2016 and thereafter              100%

                                   Schedule I

                              Available Combination


Exchangeable REMIC Certificates       Exchangeable Certificates
-------------------------------     ------------------------------
                    Maximum                              Maximum
Exchangeable        Initial                              Initial
   REMIC           Principal         Exchangeable       Principal
   Class          Balance(1)         Combination       Balance(1)
------------    ---------------     -------------     -----------
                                     Exchangeable
                                    Combination 1

   I-A-1        $487,833,000            I-A-2         $411,745,000
                                        I-A-3          $27,305,000
                                        I-A-4          $48,783,000

(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in the combination may be exchanged only in the proportion that the Maximum Initial Principal Balances of such Certificates bear to one another as shown above.